Fairport

                                                           EXHIBIT 99.B(6)(C)(I)

                      ORDER PLACEMENT PROCEDURES AMENDMENT
                           TO THE OPERATING AGREEMENT

                  This Order Placement Procedures Amendment ("Amendment") is made as of December 1, 1997, by and between Charles Schwab & Co., Inc. ("Schwab"), a California corporation; and each registered investment company ("Fund Company") executing this Amendment on its own behalf and on behalf of each of the series or classes of shares ("Fund(s)"), which are parties to an Operating Agreement with Schwab, made as of October 25, 1996, as amended thereafter ("Operating Agreement"). This Amendment amends the Operating Agreement. In the event that there are no Funds, then the term "Fund(s)" shall mean "Fund Company." Capitalized terms used, but not defined, in this Amendment shall have the respective meanings given to them in the Operating Agreement.

                  WHEREAS, Schwab and Fund Company, on its own behalf and on behalf of the Funds, have entered into the Operating Agreement pursuant to which shares of the Funds are made available for purchase and redemption by Schwab's brokerage customers through Schwab's Mutual Fund Marketplace(R) (MFMP), and

                  WHEREAS, Schwab and Fund Company desire to amend the Operating Agreement to authorize Schwab to receive customer orders for purchase and redemption of Fund shares on each business day up until the time at which the Fund prices its shares, and to transmit those orders to the Fund or its transfer agent or another Fund-designated agent (each of the three is individually referred to herein as the "Order Accepter"), as appropriate, after the time at which the Fund prices its shares, subject to the terms and conditions of this Amendment.

                  NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties hereto agree as follows:

                  1. Authorization to Receive Orders. Fund Company hereby designates and authorizes Schwab to receive purchase and redemption orders in proper form ("Orders") from Schwab customers on the Fund's behalf for purposes of Rule 22c-1, so that any such Schwab customer will receive the share price next computed by the Fund after the time at which such customer places its order with Schwab, as more specifically provided in this Amendment.

                  2. Sub-Designees of Schwab. Fund Company further agrees that Schwab may designate and authorize such intermediaries as it deems necessary, appropriate or desirable, pursuant to such terms as are consistent with this Amendment ("Sub-Designees"), to receive orders from their customers on the Fund's behalf for purposes of Rule 22c-1, so that any such customer will receive the share price next computed by the Fund after the time at which such customer places its order with the intermediary, as more specifically provided in this Amendment. Schwab shall be liable to Fund Company and the Funds for the observance of the terms of this Amendment by the Sub-Designee.

                  3. Receipt and Transmission of Orders. Schwab agrees that, except as set forth in Section 4b below, (a) Orders received by Schwab or a Sub-Designee prior to the close of the New York Stock Exchange (generally, 4:00 p.m. Eastern Time) ("Market Close") on any Business Day will be transmitted by Schwab to the Order Accepter by 8:00 p.m. Eastern Time on the same Business Day ("Day 1 Trades"); and (b) Orders received by Schwab or Sub-Designees after Market Close on any Business Day will be transmitted by Schwab to the Order Accepter by 8:00 p.m. Eastern Time on the next Business Day ("Day 2 Trades").

                  4. Fund's Pricing of Orders.

                     a. Fund Company agrees that, except as set forth in Section 4b below, Day 1 Trades will be effected at the net asset value of each Fund's shares ("Net Asset Value") calculated as of Market Close on Day 1, provided such trades are received by the Order Accepter by 8:00 p.m. Eastern Time on Day 1; and Day 2 Trades will be effected at the Net Asset Value calculated as of Market Close on Day 2, provided such trades are received by the Order Accepter by 8:00 p.m. Eastern Time on Day 2. Fund Company agrees that, consistent with the foregoing, Day 1 Trades will have been received by the Fund prior to Market Close on Day 1, and Day 2 Trades will have been received by the Fund prior to Market Close on Day 2, for all purposes, including, without limitation, effecting distributions.

                     b. Notwithstanding Sections 3 and 4a above, Fund Company agrees that, if Schwab is prevented from transmitting Day 1 Trades to the Order Accepter by 8:00 p.m. Eastern Time on Day 1 due to unforeseen circumstances, such as computer system failures, natural catastrophes, or other emergencies or human error, then Schwab may transmit such Day 1 Trades by 9:30 a.m. Eastern Time on Day 2, and such Day 1 Trades will be effected at the Net Asset Value calculated as of Market Close on Day 1, provided that Schwab notifies the Order Accepter of such contingency prior to 8:00 p.m. Eastern Time on Day 1.

                  5. Settlement. In accordance with the Operating Agreement, Schwab and Fund Company will settle Day 1 Trades on Day 2 and will settle Day 2 Trades on Day 3.

                  6. Representations and Warranties.

                     a. Fund Company represents and warrants that each Fund's board of directors or board of trustees has authorized the Fund Company and each Fund to enter into this +- Amendment, or will ratify the action of the Fund Company and each Fund of entering into this Amendment within four months after the date of this Amendment.

                     b. Fund Company represents and warrants that it will cause each Fund's board of directors or board of trustees thereafter periodically to review the terms of this Amendment.

                     c. Fund Company represents and warrants that the person signing this Amendment on its behalf and on behalf of each Fund is an officer so authorized to execute this Amendment.

                     d. Schwab represents and warrants that Schwab's internal control structure over the processing and transmission of Orders for Fund transactions is suitably designed to prevent or detect on a timely basis Orders received after Market Close from being aggregated with Orders received before Market Close, and to minimize errors that could result in late transmission of Orders to the Funds under Section 4b above.

                     e. Schwab represents and warrants that it will cause an independent public accountant or other qualified independent party annually to review Schwab's internal controls and prepare a written report to Schwab concerning their adequacy for the obligations undertaken by Schwab under this Amendment.

                     f. Schwab represents and warrants that it will also require each Sub-Designee to retain an independent public accountant or other qualified independent party annually to review Sub-Designee's internal controls and prepare a written report to Schwab and the Sub-Designee concerning their adequacy for the obligations undertaken by Sub-Designee as set forth in this Amendment.

                     g. Schwab represents and warrants that, upon its receipt of its internal control report and those of any Sub-Designee, described in Sections 6d and 6e respectively, it will make them available to Fund Company or any Fund upon request.

                  7. Prospectus Disclosure. Fund Company shall ensure that the prospectus of each Fund adequately discloses that (I) the Fund has authorized one or more brokers to accept on its behalf purchase and redemption orders; (ii) that such brokers are authorized to designate other intermediaries to accept purchase and redemption orders on the Fund's behalf,
(iii) that the Fund will be deemed to have received a purchase or redemption order when an authorized broker or, if applicable, a broker's authorized designee, accepts the order; and (iv) that customer orders will be priced at the Fund's Net Asset Value next computed after they are accepted by an authorized broker or the broker's authorized designee. This disclosure may be contained in the statement of additional information of the Fund ("SAI") if the SAI is incorporated into the prospectus. If adequate disclosure is not currently contained in the prospectus (including any incorporated SAI), then it may be added at the next regular printing of the prospectus, provided such printing occurs within a reasonable time after the date of this Amendment.

                  8. Effectiveness. This Amendment shall become effective 10 days after written notice by Schwab to Fund Company.

                  9. Effect of Amendment. This Amendment is intended to amend and supplement the provisions of the Operating Agreement. In the event of a conflict between the provisions of this Amendment and the provisions of the Operating Agreement, the provisions of this Amendment shall control. All other provisions of the Operating Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized representative of the parties hereto.

CHARLES SCHWAB & CO., INC.              FAIRPORT FUNDS, on its own behalf and on
                                        behalf of each Fund

By: ___________________________         By: _____________________________
    Fred Potts
    Vice President/Mutual Funds         Name: ___________________________
    Operations Administration
                                        Title: __________________________

Date: _________________________         Date: ___________________________

                          SHAREHOLDER SERVICE AGREEMENT

                  This Shareholder Service Agreement (this "Agreement") is made and entered into by and between First Trust Corporation ("FTC"), a Colorado corporation with its principal office at 717 Seventeenth Street, Denver, Colorado 80202 and Roulston Research Corporation (the "Company"), an Ohio corporation, with its principal office at 4000 Chester Avenue, Cleveland, Ohio 44103.

                                    RECITALS

                  A. FTC is a duly licensed trust company providing trust, custodial and other services to individual retirement accounts, qualified retirement plans and taxable investment accounts (the "Plan(s)"). Some of the Plans contain provisions that permit or require each participant to direct the investment of that portion of a Plan's assets that is allocated to such participant's account. Some of the Plans provide for the delegation of investment authority to investment managers, co-trustees, or named fiduciaries other than FTC. In no case does FTC have any investment discretion or authority with respect to any of the Plans.

                  B. In its capacity as principal underwriter, the Company has entered into a plan and agreement with each of the mutual fund companies identified on EXHIBIT A for making payments to certain persons for shareholder servicing and administration of shareholder accounts. The Company may enter into a similar plan and agreement with other mutual fund companies in the future, and such additional mutual fund companies may be added to this Agreement as provided below. The mutual fund companies currently identified on EXHIBIT A and those added to this Agreement in the future are referred to below individually as the "Fund" and collectively as the "Funds."

                  C. FTC desires to make the Funds available to the Plans and to provide shareholder servicing and record keeping functions required for purchases and redemptions of, and dividends paid on account of, the shares of the Funds to be held by FTC for the benefit of the Plans.

                                    AGREEMENT

                  1. Procedures for Accounts and Transactions. The Company will cause the Funds' transfer agent (the "Transfer Agent") to maintain one or more accounts (the "FTC Account(s)") on its books for each Fund for the Plans. The assets of one or more Plans may be held in any FTC Account. The FTC Accounts will be titled in the nominee name of "FTC & Co., Attn: DATAlynx #__________," and FTC, as trustee or custodian of the Plans, will be the shareholder of record for the FTC Accounts. FTC will purchase or redeem shares of each Fund for the benefit of the Plans, as applicable, as follows:

                           (a) The Company confirms that if FTC notifies the
Company or the Transfer Agent prior to the earlier of 4:00 P.M. or the close of trading on the New York Stock Exchange on any business day (which is defined as each day that the New York Stock Exchange is open for regular business) concerning the purchase of a Fund's shares, the purchase will be effected on such business day, and that if FTC notifies the Company or the Transfer Agent at or after such time on any business day concerning the purchase of a Fund's shares, the purchase will be effected on the next business day. (All times referred to in this Agreement will be Eastern time.) Purchases will be paid for in cash or by Federal Funds at prices equal to net asset value. FTC will make reasonable efforts to ensure that payment is received by the Transfer Agent prior to 4:00 o'clock P.M. on the next business day following the effective date of the purchase.

                  (b) The Company confirms that if FTC notifies the Company or the Transfer Agent prior to the time set forth in Section 1(a) on any business day concerning the redemption of a Fund's shares, the redemption will be effected on such business day, and that if FTC notifies the Company or the Transfer Agent at or after such time on any business day concerning the redemption of a Fund's shares, the redemption will be effected on the next business day. The Company confirms that the Transfer Agent will wire redemption proceeds to FTC on the next business day following the effective date of the redemption.

                  (c) The Company confirms that FTC may make orders for the purchase or redemption of shares of a Fund by telephonic advice, subject to that Fund's telephone order procedures as set forth in EXHIBIT C.

                  (d) FTC will maintain separate accounting and record keeping for each of the Plans, and will allocate on its records the number of Fund shares purchased, accrued as dividends and redeemed, and any cash dividends or distributions paid on account of the shares of each Fund, for each of the Plans. FTC will reconcile the amounts posted to each Plan with the amounts recorded on the Transfer Agent's records for each Fund for each respective FTC Account.

                  (e) The Company will be responsible under this Agreement for the servicing of the respective FTC Accounts and will have no responsibility for the servicing of the Plans. FTC will provide record keeping services to the Plans. The foregoing obligations of the parties are more particularly described on EXHIBIT B, which is made a part of this Agreement.

                  2. Fees. For the services provided by FTC under this Agreement, the Company will pay to FTC a quarterly service fee equal on an annual basis to .25% (0.0625% per quarter) of the average daily net asset value of the shares of such Fund which are owned beneficially by the Plans during such period. Such fees will be paid no later than ten (10) days following the end of the calendar quarter in which they accrue.

                  3. Manner of Payment. Payments made pursuant to Section 2 of this Agreement will be made by check, and will be accompanied by one report for each FTC Account. Such report will show the calculation used to arrive at the amount paid.

                  4. Reporting of Transactions. The Company will furnish or cause to be furnished to FTC, on a transaction-by-transaction basis, a statement that will set forth for each FTC Account the number of shares purchased or redeemed, the beginning and ending share balances, and the net asset value per share. The Company will mail such statement to FTC no later than the business day next following the transaction being reported.

                  5. Shareholder Communications. FTC will cause the mailing to the Plans of all currently effective prospectuses of the Fund, proxy materials (including notices, proxy statements and forms of proxies), reports and other communications which must be furnished by law to shareholders, in accordance with the procedures set forth on EXHIBIT B. Upon FTC's request, the Company will provide FTC with sufficient copies of any requested communications to ensure FTC is able to fulfill its obligations as described in this Section 5.

                  6. Coordination of Operations. The Company will cause appropriate personnel to be made available, as may be reasonably requested by FTC, to consult with FTC in coordinating operations pursuant to this Agreement.

                  7. Status of FTC. The parties acknowledge and agree that the services provided by FTC are record keeping and related services only and are not the services of an underwriter or a principal underwriter of the Funds within the meaning of the Securities Act of 1933 or the Investment Company Act of 1940. This Agreement does not grant FTC any right to purchase shares from the Funds, nor does it constitute FTC an agent of the Funds or of the Company, for purposes of selling shares of the Funds to any dealer or to the public, or for any other purposes. To the extent FTC enters any purchase or redemption order for an FTC Account, such purchase or redemption order will be made by FTC (a) as agent of each of the Plans whose shares are the subject of such purchase or redemption order, and (b) pursuant to instructions from the account owner, participant, named fiduciary entity or any other person with investment discretion and authority for the assets that are the subject of the transaction.

                  8. Amendments. Any amendment to this Agreement will be valid only if in writing and signed by the parties. The parties agree that Funds may be deleted from and additional Funds may be added to this Agreement (and thus would become "Funds" for purposes of this Agreement), whenever the parties sign an addendum that identifies such Funds, at which time this Agreement will be deemed to have been so amended without further action by the parties.

                  9. Termination Without Cause. TC will have the right to terminate this Agreement for any reason upon 60 days' written notice to the Company, without any liability arising by reason of such termination. Company may terminate this Agreement at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of any Fund, upon 60 days written notice to FTC.

                  10. Termination Upon Breach. Upon any breach of this Agreement by FTC, the Company may terminate this Agreement upon 10 days' written notice to FTC. Upon any breach of this Agreement by the Company, FTC may terminate this Agreement at any time upon 10 day's written notice to the Company.

                  11. Resolution of Disputes. All disputes arising out of or in connection with this Agreement (except disputes concerning the Company's use of FTC proprietary information described in Section 14) will be settled by arbitration, to be conducted pursuant to the rules of the American Arbitration Association. All arbitration proceedings will take place only in Denver, Colorado. To the extent not preempted by federal law, Colorado statutory law (including without limitation the statutes governing the award of damages and arbitration) and Colorado common law will control during arbitration. Both parties waive any right either of them may have to institute or conduct litigation or arbitration in any other forum or location, or before any other body, except that FTC expressly reserves the rights granted to it in Section 14. Arbitration is final and binding on the parties. An award rendered by the arbitrator(s) may be entered in any court having jurisdiction over the pertinent party. The prevailing party in any arbitration, or in any judicial proceeding relating to the rights of FTC under Section 14, will be entitled to reasonable attorneys' fees and costs.

                  12. Indemnification Obligations. FTC agrees to indemnify and hold harmless the Company from any loss, expense, cost, liability or damage (including reasonable attorneys fees) which may be suffered by it as a result of any breach of this Agreement by FTC or arising from any negligent act or omission of FTC in the performance of its duties under this Agreement. The Company agrees to indemnify and hold harmless FTC from any loss, expense, cost, liability or damage (including reasonable attorneys fees) which may be suffered by it as a result of any breach of this Agreement by the Company or arising from any negligent act or omission of the Company in the performance of its duties under this Agreement.

                  13. Indemnification Procedures. If a person receives notice of the commencement of any action, suit, or proceeding (an "Action") or notice that any Action may be commenced, and if the person receiving the notice (the "indemnified person") desires to be indemnified by a party under this Agreement (the "indemnifying party"), the indemnified person will give notice to the indemnifying party of the commencement of the Action or of the possibility that an Action will be commenced. Any omission to notify an indemnifying party will not relieve the indemnifying party from any liability which it may have under this Agreement, except to the extent the failure to notify the indemnifying party prejudices the rights of the indemnifying party. The indemnified person will be entitled, at the sole expense and liability of the indemnifying party, to exercise full control of the defense, compromise or settlement of any such Action unless the indemnifying party, within a reasonable time after the giving of such notice by the indemnified person, (1) admits in writing to the indemnified person the indemnifying party's duty to indemnify the indemnified person for such Action under the terms of this Section, (2) notifies the indemnified person in writing of the indemnifying party's intention to assume such defense, (3) provides evidence reasonably satisfactory to the indemnified person as to the indemnifying party's ability to pay the amount, if any, for which the indemnified person may be liable as a result of such Action, and (4) retains legal counsel reasonably satisfactory to the indemnified person to conduct the defense of such Action. The other person will cooperate with the person assuming the defense, compromise or settlement of any Action in accordance with this Agreement in any manner that such person reasonably may request. If the indemnifying party so assumes the defense of any such Action, the indemnified person will have the right to employ a separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the indemnified person unless (a) the indemnifying party has agreed to pay such fees and expenses, (b) any relief other than the payment of money damages is sought against the indemnified person, or (C) the indemnified person has been advised by its counsel that there may be one or more defenses available to it which are different from or additional to those available to the indemnifying party and that a conflict of interest therefore exists, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnity provided in this Section will be paid by the indemnifying party. No indemnified person will settle or compromise any such Action for which it is entitled to indemnification under this Agreement without the prior written consent of the indemnifying party, which consent cannot be unreasonably withheld, unless the indemnifying party has failed, after reasonable notice, to undertake control of such Action in the manner provided in this Section. No indemnifying party will settle or compromise any such Action in which any relief other than the payment of money damages is sought against any indemnified person without the consent of the indemnified person, such consent not to be unreasonably withheld.

                  14. Confidentiality of Information. The Company recognizes that the information provided to it or to be provided to it under this Agreement relating to the Plans (including the names and addresses of the participants, the account numbers of the Plans, and any similar information) is the proprietary information of FTC and agrees to keep such information confidential and to prevent the use of such information by others, except to the extent it is required by law to disclose such information or necessary for it to perform its own actions under this agreement. Prior to disclosing any such information to any person in accordance with a requirement of law, the Company will redact such information to the greatest extent permissible under law and will provide FTC with a reasonable opportunity to appear in any judicial, administrative or arbitration proceeding or investigation to contest the disclosure of such information. The Company also agrees not to use such information for its benefit or the benefit of any affiliate of the Company, directly or indirectly. The obligations of the Company under this Section 14 will apply during the term of this Agreement and for a period of five (5) years after the date this Agreement is terminated, for whatever reason. Because a violation of the duties of the Company under this Section 14 could cause irrevocable injury to FTC and could cause injury to FTC which may not be measurable in money damages, the Company agrees that FTC will be entitled to obtain injunctive relief against the Company for any violation of such duties, without prejudicing FTC's right to obtain money damages.

                   15. Interest on Amounts Due. Any amount due under this Agreement from one party to another party will bear interest, from the date such amount is due until such payment is made, at a rate equal to the "prime rate," as published from time to time by The Wall Street Journal.

                   16. Prior Agreements. This Agreement supersedes all proposals, prior communications, advertising, representations, warranties and promises, whether oral or written, relating to the subject matter of this Agreement.

                   17. Assignment. This Agreement shall terminate automatically in the event of its assignment.

                   18. Separability. If any provision of this Agreement is deemed to be in violation of law or is unenforceable, the remainder of this Agreement with such provision omitted will remain in full force and effect.

                   19. Compliance with Laws. Each party agrees to abide by all applicable federal and state laws and regulations in connection with the performance of its obligations under this Agreement.

                   20. Survival of Obligations. The representations and warranties of the parties and all obligations and responsibilities of the parties under this Agreement, including all payment obligations, as to periods through the date this Agreement is terminated, will survive the termination of this Agreement. Without limiting the foregoing, the provisions of Sections 11, 12, 13, 14, and 15 will continue to apply after termination of this Agreement.

                   21. Notices. Except as otherwise provided in this Agreement, all notices given under this Agreement will be given only by delivery in person, by deposit in the United States mails, using certified mail, by commercial overnight delivery service, or by facsimile transmission (with machine confirmation) or electronic mail. All notices will be in writing and addressed to the party at the address set forth in the first paragraph of this Agreement (unless a party specifies by a written notice to the other party that a different address should be used). Notices will be deemed delivered when delivered in person or, if mailed by certified mail, on the third business day after the date of deposit into the United States mails, and upon receipt, if by commercial overnight delivery service. Facsimile transmission and electronic mail will be deemed received the same day as sent.

                  22. Effective Date. This Agreement will be effective on the date it is accepted and executed by FTC.

                  23. Governing Law. This Agreement will be construed by and governed in accordance with the laws of the State of Colorado.

                  ROULSTON RESEARCH CORPORATION (Company)

                  By:______________________________
                  Its:_____________________________
                  Date:____________________________

                  Accepted by:

                  FIRST TRUST CORPORATION (FTC)

                  By:______________________________
                  Its:_____________________________
                  Date:____________________________

                                    EXHIBIT A

                        to Shareholder Service Agreement

                              Mutual Fund Companies

       Fund Name                            Cusip             Ticker Symbol         Trading Cutoff Time
       ---------                            -----             -------------         -------------------
1      Fairport Midwest Growth*             305562308         FPMGX                 4:00 p.m. EST
2.     Fairport Growth and Income*          305562100         FPGIX                 4:00 p.m. EST
3.     Fairport Government
       Securities Fund*                     305562209         FPGSX                 4:00 p.m. EST

* These Funds have adopted a Rule l2b-1 Plan.

                                    EXHIBIT B

                        TO SHAREHOLDER SERVICE AGREEMENT

                          REGISTRAR, TRANSFER AGENT AND
                             RECORD KEEPING SERVICES

A. Registrar and Transfer Agency Functions Provided or Caused to be Provided by the Company

   1. Process purchases, redemptions and exchanges of Fund shares in accordance with instructions received from FTC.

   2. Provide to FTC one Fund statement for each FTC Account as described in Section 4 of the Agreement.

   3. Provide daily pricing, dividend reinvestment and capital gain information for each FTC Account.

   4. Assist FTC in resolving any account discrepancies between FTC and the Fund.

B. Recordkeeping and Shareholder Servicing Functions Provided by FTC

   1. Provide sub-accounting services in accordance with Section l(d) of the Agreement.

   2. Timely cause the mailing of Fund prospectuses, proxies and related information to those Plans and individual participants identified by FTC and in accordance with Section 5 of the Agreement.

   3. Assist in processing purchase and redemption transactions; changing dividend options, account designations and addresses; and establishment and maintenance of Plan accounts and records.

   4. Provide additional services to the Plans as required in the separate IRA account, custodial account or service agreement between FTC and each taxable investment account owner or plan employer, as they may be amended from time to time.

                                    EXHIBIT C

                        TO SHAREHOLDER SERVICE AGREEMENT

The Funds currently permit the transaction of purchase and redemption orders by telephone. Shareholders may purchase or redeem shares by telephone by calling the Company or the Transfer Agent. Orders received by the Company or the Transfer Agent prior to the Valuation Time (as defined in the Funds' Prospectus) on any Business Day will be effective that day, and the price of shares will be the net asset value per share of that Fund next determined after the order, in proper order, is received by the Company or the Transfer Agent.

Neither Fairport Funds, the Funds nor the Funds' transfer agent will be responsible for the authenticity of the instructions received by telephone if it reasonably believes those instructions to be genuine. Fairport Funds and the Funds' transfer agent will each employ reasonable procedures to confirm that telephone instructions are genuine, and may be liable for losses resulting from unauthorized or fraudulent telephone transactions if it does not employ those procedures. Such procedures may include taping of telephone conversations and requesting a shareholder to state correctly his or her Fund account number, the name in which his or her account is registered, his or her social security number, banking institution bank account number and the name in which his or her bank account is registered.

In addition, any transaction requests, whether by telephone or otherwise, are subject to the Funds' transaction procedures as described in their then current prospectus.